Exhibit 13


                      TRANSACTIONS IN SHARES OF THE COMPANY
                      -------------------------------------


            The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the filing of Amendment No. 7 to the Schedule 13D, whichever is less. All such transactions involved purchases of Shares and all transactions were effected on The New York Stock Exchange. In addition, on February 12, 1999, 600,000 Shares were transferred by a client of Greenbelt from an account over which Greenbelt had no power to vote or direct the disposition of such Shares into an account over which Greenbelt does have such powers.


Reporting Person                                                    Price Per
With Direct                                                           Share
Beneficial                   Date of            Number of           (Excluding
Ownership                  Transaction            Shares           Commission)
----------------           -----------           --------          -----------

Greenbelt                    02/09/99                40,000           4.6094

Greenbelt                    02/10/99                40,000           4.5469

Kingsley                     02/17/99                50,000           3.5625

Kingsley                     02/17/99                50,000           3.5000

Kingsley                     02/18/99                40,000           3.4687





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